Exhibit 99.1

Bristol-Myers Squibb Board Announces Election of Three New Directors
 Mr. Michael Bonney, Dr. Julia A. Haller and Ms. Phyllis Yale to Join BMS Board as Independent Directors

(NEW YORK, September 11, 2019) - Bristol-Myers Squibb Company (NYSE:BMY) today announced that its Board of Directors has elected three new independent Directors: Michael Bonney, Dr. Julia A. Haller and Phyllis Yale will join the Board effective at the closing of the transaction with Celgene Corporation (NASDAQ: CELG). In connection with these elections, the size of the Board will increase at the time of the transaction close. Mr. Bonney and Dr. Haller currently serve on Celgene’s Board of Directors.

“I am extremely pleased to add Michael, Julia and Phyllis to Bristol-Myers Squibb’s Board. These three leaders bring skill sets and experience that complement our current Board members,” said Giovanni Caforio, M.D., Chairman and Chief Executive Officer of Bristol-Myers Squibb. “With these additions, we will have an even stronger Board as we bring together Bristol-Myers Squibb and Celgene to create the world’s leading biopharma company.”

 “Phyllis’ deep knowledge of payer dynamics and competitive strategies in the U.S., paired with Michael’s experience building successful business enterprises around innovative science and Julia’s expertise and experience in both autoimmune diseases and gene therapies for the eye, uniquely position the Board to support the company through its next chapter,” said Vicki L. Sato, Ph.D., lead independent director, Bristol-Myers Squibb. “We look forward to working with these respected leaders to help Bristol-Myers Squibb continue to drive shareholder value through its leading science, strong commercial capabilities and talented workforce.”

Michael W. Bonney is currently the Executive Chair of the Board of Kaleido Biosciences, Inc., having served as Chief Executive Officer and Chairman from June 2017 to August 2018. From January to July 2016, he was a Partner of Third Rock Ventures, LLC. Previously, Mr. Bonney served as Chief Executive Officer and a member of the Board of Directors of Cubist Pharmaceuticals Inc. (which was acquired by Merck & Co., Inc. in January 2015) from June 2003 until December 2014. Prior to Cubist, he was Vice President, Sales and Marketing at Biogen, Inc. Prior to joining Biogen, Mr. Bonney spent eleven years at Zeneca Pharmaceuticals, in a range of commercial, operating and strategic roles, ending his career there as National Business Director. He chairs the Board of Directors of Alnylam Pharmaceuticals, Inc. and Magenta Therapeutics. Mr. Bonney also currently serves as a member of the Board of Directors of Sarepta Therapeutics Inc. and Syros Pharmaceuticals. He previously served as a member of the Board of Directors of Global Blood Therapeutics, Inc. and NPS Pharmaceuticals, Inc. Mr. Bonney currently serves on the Celgene Board of Directors, where he is a member of the Executive Committee as well as the Nominating, Governance and Compliance Committees.  He received a B.A. in Economics from Bates College and chaired its Board of Trustees from 2012 to June 2019. Mr. Bonney has committed to complying with the company’s policy that directors should not serve on more than four public company boards by the end of the first quarter of 2020.

Julia A. Haller, M.D., has served since 2007 as Ophthalmologist-in-Chief of Wills Eye Hospital in Philadelphia, where she holds the William Tasman, M.D. Endowed Chair. She is Professor and Chair of the Department of Ophthalmology at Sidney Kimmel Medical College at Thomas Jefferson University and Thomas Jefferson University Hospitals. A magna cum laude graduate of Princeton, Dr. Haller received her M.D. degree from Harvard Medical School. She served as the first female Chief Resident at the Wilmer Eye Institute at Johns Hopkins and later joined the Johns Hopkins faculty, where she held the Katharine Graham Chair in Ophthalmology. One of the world's most renowned retina surgeons, Dr. Haller has been closely involved in the early stage development of many new vision therapies and is a past member of the Board of Trustees of Princeton University, and a consultant at Children’s Hospital of Philadelphia. She currently serves on the Celgene Board of Directors, where she is a member of the Audit Committee.

Phyllis Yale is currently an advisory partner with Bain & Company where she has been a leader in building Bain's healthcare practice over the last 30 years. Ms. Yale has served in a number of leadership roles at Bain and now devotes her time to client work. She is currently Chair of the Board of Blue Cross Blue Shield of Massachusetts and serves on the Board of DaVita, Inc.  Previously, Ms. Yale served on the boards of Kindred Healthcare, Inc., National Surgical Hospitals, Inc., Value Options, Pediatric Services of America and NeighborCare, Inc.  She also has served on the non-profit boards of The Trustees of Reservations, The Bridgespan Group and Cradles to Crayons; as well as a number of advisory boards, including the Advisory Board for the HBS Healthcare Initiative, and the Executive Council for the Department of Health Policy and Management of the Harvard Chan School of Public Health. Ms. Yale earned an MBA from Harvard Business School with honors and is a graduate of Harvard and Radcliffe Colleges, where she received a Bachelor of Arts degree in Economics magna cum laude.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

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